EXHIBIT 99.1

NEWS RELEASE for February 10, 2010

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

AMERIGON COMMENTS ON W.E.T. AUTOMOTIVE AG LAWSUIT

NORTHVILLE, MI (February 10, 2010) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, responded today to legal action filed this week by the Windsor, Ontario, Canada-based subsidiary of Germany-based W.E.T. Automotive Systems AG (W.E.T.). Amerigon President and Chief Executive Officer, Daniel R. Coker, stated that Amerigon believes W.E.T.’s claims are without merit and appear to be a response to the patent infringement action filed by Amerigon against W.E.T. in November 2009.

In November, Amerigon sued W.E.T. alleging that W.E.T. has infringed and continues to infringe upon four patents owned or licensed by Amerigon. The Amerigon patents at issue, which relate to thermoelectric systems and technologies, includes United States Patent Nos. 4,923,248; 5,626,021; 7,587,901; and RE38,128, all of which were asserted in the lawsuit against W.E.T.

Amerigon’s management and its legal team have reviewed the legal action filed by W.E.T. and believe that Amerigon’s technology and patents will be protected.

Coker said, “Amerigon was a willing participant in early discussions to resolve the issues with W.E.T., but conversations reached an impasse, which forced us to seek resolution through the courts. We will continue to vigorously assert our intellectual property rights against W.E.T. and any others who we believe are making unlawful use of our intellectual property.”

Amerigon currently holds or licenses 38 U.S. patents on thermoelectric systems and technologies.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2009.

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